Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”) is entered into as of this 13th day of May 2004, by and between Imation Corp., a Delaware corporation (the “Company”), and Bruce A. Henderson (the “Executive”).

RECITALS

     WHEREAS, the Company is engaged in the business of developing, manufacturing, sourcing and marketing removable data storage media for organizations and individuals that must store, retain and protect vital digital information (the “Business”);

     WHEREAS, the Company believes that it would benefit from the Executive’s skill, experience and background, and wishes to employ the Executive as its Chief Executive Officer; and

     WHEREAS, the parties desire by this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

     1. Employment and Duties. The Company hereby employs the Executive as its Chief Executive Officer, and the Executive accepts such employment, on the terms and subject to the conditions provided in this Agreement. The Executive shall report to the Company’s Board of Directors (the “Board”) and shall devote substantially all of his professional time, efforts, attention, energy and skill to performing the duties of Chief Executive Officer of the Company. As part of these duties, the Executive may serve on the Board of Directors of subsidiaries of the Company as may be requested by the Company from time to time. Provided that such activities do not violate any term or condition of this Agreement, or materially interfere with the performance of his duties hereunder, nothing herein shall prohibit the Executive from (a) participating in other business activities approved in advance in writing by the Board in accordance with any terms and conditions of such approval, (b) engaging in charitable, civic, fraternal or trade group activities, (c) investing his personal assets in other entities or business ventures, subject to any policies of the Company applicable to all executive personnel of the Company, or (d) serving on the Board of Directors of another entity, provided such service is approved in advance in writing by the Board.

     2. Employment Term. Subject to the terms and conditions of this Agreement, the Executive’s term of employment under this Agreement (the “Employment Term”) shall commence on May 13, 2004 (the “Effective Date”) and shall continue in effect until the first anniversary of the Effective Date, and shall thereafter be automatically renewed on each annual anniversary of the Effective Date for successive one-year terms unless (a) not later than 120 days prior to any renewal for a successive one-year term, the Company delivers to the Executive, or the Executive delivers to the Company, written notice that the automatic extension provision of this Section 2 shall be inoperative (in which case this Agreement shall terminate on such anniversary of the Effective Date), (b) a notice of termination has been delivered and not withdrawn under Section 4 or (c) the Executive dies.

     3. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, the Executive shall be compensated as follows:

          (a) Base Compensation. The Company shall pay to the Executive as base compensation an annual salary (“Base Compensation”) of Six Hundred Fifty Thousand Dollars ($650,000). The Base Compensation shall be payable in accordance with the general policies and procedures for payment of salaries to senior executive personnel of the Company as implemented by the Board, in substantially equal installments, subject to withholding for applicable federal, state, local and foreign taxes. Increases in Base Compensation, if any, shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) based on an annual review of the Executive’s performance to be conducted each year during the Employment Term. Upon the completion of each such review, but no later than May of the following year, the Company shall provide the Executive with a written notice (each, a “Base Compensation Notice”) that sets forth the amount of Base Compensation to be paid to the Executive during the twelve-month period that begins in May of such year (the “Next Compensation Period”); provided, however, that if no Base Compensation Notice is delivered in May of such year, then the Executive’s Base Compensation shall be deemed to remain at the then-existing level until a Base Compensation Notice is delivered.

          (b) Cash Incentive Compensation. The Executive shall be eligible to receive an annual cash bonus as incentive compensation in addition to his Base Compensation (“Cash Incentive Compensation”). Cash Incentive Compensation for each fiscal year will be payable in accordance with the general policies and procedures for payment of incentive compensation to senior executive personnel of the Company. Receipt of Cash Incentive Compensation will be conditioned on the attainment of certain quantitative objectives (the “Objectives”) established by the Compensation Committee in its sole and absolute discretion. The Compensation Committee also will determine from time to time a target amount for the Cash Incentive Compensation, which shall not be less than 80% of the Executive’s Base Compensation (the “Target Amount”). In no case shall the amount of the Executive’s Cash Incentive Compensation for any one year exceed 150% of the Target Amount.

          (c) Equity-Based Incentive Compensation. On the date hereof, the Executive is being granted options under the Company’s 2000 Stock Incentive Plan, as amended February 6, 2003, to purchase up to 175,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”). The vesting provisions and other terms and conditions relating to such option grant are set forth in the stock option agreement attached hereto as Exhibit A. In addition, during 2004 and pursuant to the Company’s 2000 Stock Incentive Plan, the Company will grant to the Executive an option to purchase at least 40,000 shares of Common Stock, or such greater amount as the Compensation Committee shall determine in its sole discretion (the “2004 Option Grant”). The 2004 Option Grant will be made at the time the Company grants options for the 2004 fiscal year to other senior executives and at the exercise price applicable to such senior executives’ 2004 options; provided, however, that if such 2004 option grants to other senior executives are made as of a date prior to the Effective Date of this Agreement, then the Executive’s 2004 Options Grant will be made as of the Effective Date of this Agreement and the exercise price for the 2004 Option Grant will be end of day market price on such Effective Date. The 2004 Option Grant shall be evidenced by and subject to the vesting provisions and other terms and conditions of a stock option award agreement in form and substance approved by the Compensation Committee.

          (d) Employee Benefits: Fringe Benefits. During the Employment Term, the Executive and his eligible dependents (where applicable) shall have the right to participate in each retirement, pension, insurance, health and other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates) according to the terms of such plan or program with all the benefits, rights and privileges as are generally enjoyed by senior executive personnel of the Company. The Executive also shall be entitled to all fringe benefits, if any, that generally are enjoyed by senior executive personnel of the Company.

           (e) Vacation; Sick Leave; Holidays; Leaves of Absence. The Executive shall be entitled to four weeks of paid vacation leave each year, to be utilized in accordance with the policies and procedures of the Company. The Executive also shall be entitled to the same paid holidays provided to the other employees of the Company. In addition, the Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board in its sole and absolute discretion may determine.

           (f) Expenses. The Executive shall be entitled to receive reimbursement for all reasonable and necessary expenses incurred by him in connection with the performance of Business-related duties under this Agreement, subject to the Executive’s compliance with the Company’s policies for recording such expenses and for submitting them for reimbursement.

           (g) Relocation Expenses. The Company shall pay to the Executive $75,000 (the “Relocation Payment”) to cover expenses incurred by the Executive in connection with his relocation to Minnesota. In the event the Relocation Payment is deemed to increase the Executive’s taxable income, the Company will pay to the Executive an additional sum of money (the “Relocation Adjustment”). For purposes hereof, the Relocation Adjustment shall equal the difference between (i) the quotient of (A) the non-deductible portion of the Relocation Payment divided by (B) the excess of one (1), minus the Executive’s combined effective tax rate, and (ii) the Relocation Payment; provided, however, in no event shall the aggregate amounts paid to the Executive as a Relocation Payment and Relocation Adjustment exceed twice the amount of the Relocation Payment. The Executive shall use reasonable efforts to minimize the amount of any Relocation Adjustment and shall consult with the Company in determining whether any portion of the Relocation Payment is taxable to the Executive. If the Executive requests that the Company pay a Relocation Adjustment, then the Executive shall make available to the Company and its accountants documents (including without limitation, receipts and the Executive’s tax returns) reasonably requested by the Company to permit the Company to determine the proper amount of any Relocation Adjustment.

           (h) Taxes. Except as provided in Section 3(g) above, the Executive shall be responsible for payment of all Federal, state, and local income and employment taxes, any applicable excise taxes, and any other government assessments owing by the Executive for all benefits received pursuant to this Agreement. All payments required to be made by the Company hereunder and all other benefits provided to the Executive hereunder shall be subject to the withholding of such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

     4. Termination and Termination Benefits.

           (a) Termination by the Company.

          (i) For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (defined below) by written notice to the Executive. The Executive’s employment hereunder shall terminate immediately upon his receipt of such notice unless the Company specifies a later effective date of termination therein. In the event of such a termination, the Executive shall be paid his Base Compensation earned but not paid to the Executive prior to the effective date of termination, and the Company shall have no further obligation or liability to the Executive under this Agreement (other than pursuant to Section 3(f) and then only up to the effective date of termination).

     For purposes of this Agreement, “Cause” means: (1) the Executive’s gross incompetence or substantial failure to perform his duties under this Agreement, (2) misconduct by the Executive that causes or is likely to cause harm to the Company or that causes or is likely to cause harm to the Company’s reputation, as determined by the Board in its sole and absolute discretion (such misconduct may include, without limitation, insobriety at the workplace during working hours or the use of illegal drugs), (3) failure to follow directions of the Board that are consistent with the Executive’s duties under this Agreement, (4) the Executive’s conviction of, or entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude, or the entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter permanently prohibiting the Executive from participating in the conduct of the affairs of the Company or (5) any other breach of this Agreement by the Executive that is not remedied within 30 days after receipt of written notice from the Company specifying such breach in reasonable detail.

          (ii) Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause by written notice to the Executive. The Executive’s employment hereunder shall terminate immediately upon the receipt of such notice unless the Company specifies a later effective date of termination therein. If the Company terminates the Executive’s employment without Cause:

     (1) The Company shall pay the Executive the following amounts:

     (A) his Base Compensation earned but not paid to the Executive prior to the effective date of termination, plus

     (B) prorated Cash Incentive Compensation (if any) earned but not paid, which amount will be determined after the end of the fiscal year during which the Executive’s employment is terminated (such fiscal year, the “Termination Fiscal Year”), based on the Company’s actual performance during the Termination Fiscal Year as compared to the Objectives, prorated by multiplying the total Cash Incentive Compensation that would have been payable to the Executive for the full Termination Fiscal Year by a ratio of (x) the number of full months elapsed during the Termination Fiscal Year prior to the Executive’s date of termination, divided by (y) twelve, plus

     (C) a base severance equal to

     (I) an amount equal to one year of the Executive’s total annual Base Compensation as in effect on the date of such termination, plus

     (II) an amount equal to the Executive’s Cash Incentive Compensation Target Amount for the Termination Fiscal Year.

     All such amounts shall be paid to the Executive periodically over the twelve-month period following the date of termination in accordance with the general policies and procedures of the Company, in substantially equal installments, subject to withholding for applicable federal, state, local and foreign taxes; provided, however, that the prorated Cash Incentive Payment described in Section 4(a)(ii)(1)(B) above shall be allocated in substantially equal amounts over the remaining portion of such twelve-month period after such amount is determined in the ordinary course of determining the amounts payable to other senior executives of the Company under the Company’s cash incentive programs.

     (2) The Company shall continue to provide for twelve (12) months, the same level of health insurance benefits for the Executive and the Executive’s eligible dependants in the same manner as the Company provided for them at the time of termination of the Executive’s employment.

     (3) Notwithstanding anything contained herein to the contrary, if the Executive violates the provisions of Sections 6 or 7 of this Agreement (the “Restrictive Covenants”) at any time while the Company is obligated to make severance payments or provide severance benefits under this Section 4(a)(ii), the Company may send the Executive written notice of such fact that specifies in reasonable detail the circumstances surrounding the violation. If the Executive does not cease the activities that are violating the Restrictive Covenants within five (5) days of the date of the Company’s written notice to the Executive, then, in addition to any and all other rights that the Company may have at law or in equity, the Company may permanently cancel and terminate such severance payments and benefits.

          (iii) Non-Renewal and Expiration of Contract. If the Company notifies the Executive that the Company elects to terminate the automatic annual renewal of the Agreement as described in Section 2 of this Agreement, then the Company and the Executive each shall use reasonable efforts to negotiate the terms of a new employment agreement as a replacement of this Agreement. If the Company and the Executive do not execute and deliver a new employment agreement on or before the next anniversary of the Effective Date after the Company’s delivery of a notice of non-renewal (or if the Company and the Executive agree to continue their negotiations for an additional period at the end of which they have not agreed to a new employment agreement), then on such anniversary of the Effective Date (or at the end of such additional period if there is not then a new employment agreement in place), the Executive’s employment shall be deemed to have been terminated without Cause and the Executive shall be entitled to the benefits described under Section 4(a)(ii) above. This Agreement shall continue in effect during the period beginning on the date on which the Company notifies the Executive that the Company elects to terminate the automatic annual renewal of this Agreement, through the date on which a new employment agreement is executed and delivered by the parties hereto or the date on which the Executive’s employment hereunder is terminated pursuant to the immediately-preceding sentence of this Section 4(a)(iii), as applicable.

          (iv) Disability. If due to illness, physical or mental disability, or other incapacity which cannot be reasonably accommodated, the Executive shall fail, for a total of any six (6) months or more within any period of twelve (12) consecutive months, to perform the duties required by this Agreement, the Board may terminate the Executive’s employment under this Agreement upon thirty (30) days’ written notice to the Executive. In such event, the Executive shall be paid his Base Compensation up to the effective date of such termination. The Executive shall not be entitled to any other compensation or payments from the Company, other than (1) pursuant to Section 3(f), but only up to the effective date of such termination, and (2) to the extent permitted by the terms of the Company’s health insurance benefits and disability insurance benefits, the Company shall continue to provide for ninety (90) days, at the Company’s expense, the same level of health insurance benefits for the Executive and his eligible dependents in the same manner as the Company provided for them at the time of the Executive’s disability.

     (b) Termination by the Executive.

          (i) Resignation Without Company Breach. The Executive may voluntarily terminate his employment hereunder upon ninety (90) days’ prior written notice to the Company. Such a termination shall be effective ninety (90) days after the delivery of such written notice unless the Company agrees in writing to another effective date. In the event of such a termination, the Company shall pay to the Executive (1) his Base Compensation earned but not paid to the Executive prior to the effective date of such termination and (2) a prorated Cash Incentive Compensation (if any) earned but not paid, which amount will be determined after the end of the Termination Fiscal Year, based on the Company’s actual performance during the Termination Fiscal Year as compared to the Objectives, prorated by multiplying the total Cash Incentive Compensation that would have been payable to the Executive for the full Termination Fiscal Year by a ratio of (x) the number of full months elapsed during the Termination Fiscal Year prior to the executive’s date of termination, divided by (y) twelve. The Company shall have no further obligation or liability to the Executive under this Agreement (other than pursuant to Section 3(f) and then only up to the effective date of termination). All such amounts shall be paid to the Executive periodically over the twelve-month period following the date of termination in accordance with the general policies and procedures of the Company, in substantially equal installments, subject to withholding for applicable federal, state, local and foreign taxes; provided, however, that the prorated Cash Incentive Payment described in this Section 4(b) shall be allocated in substantially equal amounts over the remaining portion of such twelve-month period after such amount is determined in the ordinary course of determining the amounts payable to other senior executives of the Company under the Company’s cash incentive programs.

          (ii) Resignation Upon Company Breach. Upon the occurrence of a Company Breach (defined below), the Executive may provide the Company with a written notice that specifies in reasonable detail the circumstances surrounding the alleged Company Breach. If such Company Breach is not cured within thirty (30) days of the Company’s receipt of such notice, then the Executive may terminate his employment hereunder by written notice to the Company. The Executive’s employment hereunder shall terminate immediately upon the delivery of such termination notice unless the Executive specifies a later effective date of termination therein. Upon such termination, the Executive shall be entitled to receive the payments and benefits specified in Section 4(a)(ii)(1) and (2) hereof, and shall be subject to the forfeiture provisions set forth in Section 4(a)(ii)(3) hereof.

     For the purposes of this Agreement, “Company Breach” means: (1) a change in the Executive’s duties or responsibilities with the Company (A) that represents a substantial reduction of the duties or responsibilities as in effect immediately prior thereto and (B) that is reasonably likely to subject the Executive to professional embarrassment or ridicule; (2) a change by the Board in the duties or responsibilities of other senior executive officers of the Company that has the effect of precluding the Executive from effectively performing his duties and responsibilities; (3) a material reduction in the Executive’s Base Compensation that is not substantially proportionate to any reduction in the base compensation of other senior executives of the Company; or (4) any material breach by the Company of any provision of this Agreement that is not remedied within 30 days after receipt of written notice from the Executive specifying such breach in reasonable detail.

          (iii) Non-Renewal and Expiration of Contract. If the Executive notifies the Company that the Executive elects to terminate the automatic annual renewal of the Agreement as described in Section 2 of this Agreement, then the Company and the Executive each shall use reasonable efforts to negotiate the terms of a new employment agreement as a replacement of this Agreement. If the Company and the Executive do not execute and deliver a new employment agreement on or before the next anniversary of the Effective Date after the Executive’s delivery of a notice of non-renewal (or if the Company and the Executive agree to continue their negotiations for an additional period at the end of which they have not agreed to a new employment agreement), then on such anniversary of the Effective Date (or at the end of such additional period if there is not then a new employment agreement in place), the Executive’s employment shall be deemed to have been terminated by the Executive without Company Breach and the Executive shall be entitled to the benefits described under Section 4(b)(i) above. This Agreement shall continue in effect during the period beginning on the date on which the Executive notifies the Executive that the Company elects to terminate the automatic annual renewal of this Agreement, through the date on which a new employment agreement is executed and delivered by the parties hereto or the date on which the Executive’s employment hereunder is terminated pursuant to the immediately-preceding sentence of this Section 4(b)(iii), as applicable.

     (c) Additional Effects of Termination. The Executive’s obligations and liabilities to the Company under this Agreement shall cease as of the effective date of any termination pursuant to Sections 4(a) or 4(b), except his obligations under the Restrictive Covenants shall survive and continue any such termination.

     (d) Death. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of the Executive’s death. In such event, the Executive’s estate shall be paid the Executive’s Base Compensation earned but not paid prior to the date of his death, plus a prorated amount of earned but not paid Cash Incentive Compensation (if any), determined by multiplying, the Executive’s Target Amount for such fiscal year by a ratio of (i) the number of months through the Executive’s date of death (for purposes of this Section 4(d) only, inclusive of the full month during which the date of death occurred), divided by (ii) twelve. In addition, upon the death of the Executive, the Company shall continue to provide for ninety (90) days, at the Company’s expense, the same level of health insurance benefits for the Executive’s eligible dependents in the same manner as the Company provided for them at the time of the Executive’s death.

     5. Change of Control.

          (a) Definitions. For the purposes of this Agreement:

          “Affiliate” shall have the meaning given in Rule 405 promulgated under the Securities Act of 1933, as amended.

          “Change of Control” shall mean any of the following events:

               (i) The acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or a subsidiary of the Company, or any employee benefit plan of the Company or a subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of a majority of the Continuing Directors (as hereinafter defined); or

               (ii) Individuals who, as of the Effective Date, constitute the Board (generally the “Directors” and as of the Effective Date the “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose nomination for election was approved in advance by a vote of a majority of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director; or

               (iii) The approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of a majority of the Continuing Directors; or

               (iv) The first purchase under any tender offer or exchange offer (other than an offer by the Company or a subsidiary of the Company) pursuant to which Common Stock is purchased.

          “Change of Control Amount” shall mean an amount equal to the sum of (i) two times the total annual Base Compensation of the Executive that is in effect immediately prior to a Change of Control plus (ii) two times the average of the Executive’s Cash Incentive Compensation payment (if any) for the two years prior to a Change of Control, or, if the Executive has been employed by the Company for less than two years, two times the amount of the Executive’s last Cash Incentive Compensation payment (if any) by the Company, or, if the Executive has been employed by the Company for less than one year, two times his Target Amount as determined by the Compensation Committee.

          (b) Change of Control Benefit. If (i) a Change of Control has occurred and (ii) within one year thereafter, the Executive’s employment with the Company terminates for any reason other than (1) termination by the Company for Cause or (2) termination by the Executive for other than Company Breach, then the Company shall pay to the Executive within thirty (30) days of such termination a lump sum equal to the Change of Control Amount. The receipt of such Change of Control Amount shall be in lieu of any right of payment that the Executive may have in connection with such termination of employment, whether pursuant to this Agreement or otherwise. If any payment made to the Executive pursuant to this Section 5(b) with respect to a Change of Control that occurs prior to the one-year anniversary of the Effective Date, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including without limitation accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to (or for the benefit of) the Executive under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), then such payment or other benefit shall be reduced so that the aggregate present value of all payments and benefits, either cash or non-cash, to (or for the benefit of) the Executive which are contingent on the Change of Control (as defined in Code Section 280G(b)(2)(A)) is One Dollar ($1.00) less than the amount which the Executive could receive without being considered to have received any parachute payment (the amount of this reduction is referred to herein as the “Excess Amount”). The determination of the amount of any reduction required by this Section 5(b) shall be made by an accountant selected by the Company, and such determination shall be conclusive and binding on the parties hereto. Notwithstanding the foregoing provisions, if it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that an Excess Amount was received by the Executive from the Company, then the Executive shall repay the Excess Amount to the Company promptly after written demand from the Company is received by the Executive.

          (c) Adjustment of Change of Control Payment. Notwithstanding the foregoing, after the third anniversary of the Effective Date, the Compensation Committee shall have the sole and exclusive right to re-determine and adjust the Change of Control Amount to which the Executive may be entitled upon a Change of Control; provided, that any adjustment to the Change of Control Amount that is made within a period of ninety (90) days prior to the execution of a definitive agreement for a Change of Control transaction shall be null and void. Any adjustment to the Change of Control Amount shall be communicated to the Executive in writing within ten (10) days of the effective date of such adjustment.

          (d) Additional Payments by the Company.

               (i) Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise with respect to any Change of Control that occurs on or after the one-year anniversary of the Effective Date, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (an “Adjustment Payment”) in an amount such that after payment by the Executive of all taxes (including additional excise taxes under said Section 4999 and any interest, and penalties imposed with respect to any taxes) imposed upon the Adjustment Payment, the Executive retains an amount of the Adjustment Payment equal to the Excise Tax imposed upon the Change of Control Amount; provided, however, the Adjustment Payment shall not exceed an amount equal to the Change of Control Amount, and no Adjustment Payment shall be made in respect of any payment other than the Change of Control Amount, including without limitation any value attributable to any options or other equity compensation subject to the Excise Tax. The Company shall pay the Adjustment Payment to the Executive within twenty (20) business days after the Date of Termination.

               (ii) Determination By Accountant. All determinations required to be made under this Section 5(d), including whether an Adjustment Payment is required and the amount of such Adjustment Payment, shall be made by the independent accounting firm retained by the Company on the date of Change of Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that an Adjustment Payment which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(d)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive; provided, however, that the sum of the Underpayment plus any Adjustment Payment previously paid shall not exceed two times the Change of Control Amount.

               (iii) Notification Required. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Adjustment Payment. Such notification shall be given as soon as practicable but no later than thirty (30) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (A) give the Company any information reasonably requested by the Company relating to such claim,

               (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (C) cooperate with the Company in good faith in order to effectively contest such claim,

               (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(d)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which an Adjustment Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (iv) Repayment. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(d)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(d)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(d)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Adjustment Payment required to be paid.

     6. Confidential Information.

          (a) Acknowledgment. The Executive recognizes and acknowledges that he will have access to, and the Company shall provide the Executive with, confidential proprietary information of the Company, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, other business methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Company’s Business operations (“Confidential Information”).

          (b) Agreement Regarding Confidentiality. The Executive will keep secret, during and after the termination of his employment, all Confidential Information and will not use or disclose Confidential Information to anyone outside of the Company other than in the course of performance of his duties under this Agreement, except that (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of the Executive’s breach of his obligations hereunder, and (ii) the Executive may disclose such matters to the extent required by applicable laws, or governmental regulations or judicial or regulatory processes.

          (c) Return of Records. The Executive will deliver promptly to the Company on termination of his employment by the Company, or at any other time the Board may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s Business that he obtained while employed by, or otherwise serving or acting on behalf of, the Company and that he may then possess or have under his control. In the event the Executive fails to comply with his obligations under this Section 6(c), the Company shall be entitled to injunctive relief enforcing such obligations to the extent reasonably necessary to protect the Company’s legitimate interests.

     7. Noncompetition.

          (a) In exchange for the Company’s delivery of Confidential Information to the Executive, during the Executive’s employment under this Agreement, if applicable, and for a period (the “Restriction Period”) equal to the greater of (i) the period during which the Company provides any severance payments or benefits to the Executive pursuant to Section 4(a) hereof or (ii) two years after the Executive’s termination:

          (1) The Executive will inform any new employer, prior to accepting employment, of the existence of this provision of the Agreement and provide such employer with a copy thereof; and

          (2) The Executive agrees not to directly or indirectly, render services to any Conflicting Organization in the United States or in any country in which the Company has a plant for manufacturing a product, except that the Executive may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions), and which as to the part of its business in which the Executive is to be employed is not a Conflicting Organization, provided the Company, prior to the Executive accepting such employment, shall receive separate written assurances satisfactory to the Company from such Conflicting Organization and from the Executive that the Executive will not render services directly or indirectly in connection with the development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product; and

“Conflicting Product” means any product, process, system or service that is the same as or similar to, or competes with, a product, process, system or service that was in development by the Company, was sold or leased by the Company or was utilized by the Company in delivering services to the Company’s customers, in each case on or prior to the termination of the Executive’s employment by the Company.

“Conflicting Organization” means any person or organization that develops, sells or leases Conflicting Products (or utilizes Conflicting Products in delivering services to such person’s or organization’s customers), whether before or after the Executive begins rendering services to such person or organization.

          (3) After the Executive’s termination of employment with the Company, the Executive agrees not to directly or indirectly, (A) participate in any solicitation or offer to purchase the stock or assets of the Company or other business combination or similar transaction involving the Company, (B) take any action to encourage (including by way of furnishing information or access to information regarding the Company) the making of any offer to purchase the stock or assets of the Company or other business combination or similar transaction involving the Company, or (C) participate in any discussions or negotiations regarding the purchase of the stock or assets of the Company or other business combination or similar transaction involving the Company; and

          (4) Without the prior approval of the Board, the Executive agrees not to purchase or otherwise acquire (other than pursuant to a stock split or stock dividend) any additional shares of Common Stock for the purpose of influencing or participating in the acquisition of a majority of the voting stock of the Company or the assets of the Company or other business combination or similar transaction involving the Company; provided, however, the terms of this Agreement shall not be construed to prohibit the Executive from voting or tendering any shares of Common Stock held by the Executive, solely in his capacity as a stockholder; and

          (5) The Executive further agrees that he will not solicit the Company’s employees, either on behalf of the Executive or any third party, to resign or otherwise leave their employment with the Company to work for the Executive or any third party; and

          (6) The Executive further agrees that he will not solicit business from, attempt to do business with, or do business with any customer of the Company with whom the Company did business within the two years preceding the date of his termination of employment with the Company; and

          (7) The Executive further agrees that he will not make remarks disparaging the conduct or character of the Company or its officers or directors, and will not interfere with the Company’s business relationships with its customers, vendors and distributors.

          (b) Specific Performance. If the Executive breaches or threatens to commit a breach of the provisions of Sections 6 or 7 hereof, the Company shall have the right to have such Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Accordingly, the Company shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain the Executive or any of its Affiliates from any violation thereof, without the need to post any type of bond or other form of security in connection with such relief and enforcement. The rights and remedies set forth in this Section 7(b) shall be independent of all other others rights and remedies available to the Company for a breach of the Restrictive Covenants, and shall be severally enforceable from, in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

     8. Additional Service as Chairman of the Board of Directors and as a Director. As soon as is practicable after the execution and delivery of this Agreement, the Company intends to nominate the Executive for election as a Director of the Company, either by vote of the Company’s stockholders or by vote of the Board. Upon the Executive’s election as a Director, the Board intends to elect the Executive to be Chairman of the Board. The Executive acknowledges that (a) the Executive will serve as Chairman of the Board at the discretion of the Board, which may elect another person to serve as Chairman of the Board in the Executive’s place, and (b) the Executive will serve as a Director at the discretion of the Company’s stockholders. The Executive further acknowledges that this Agreement will not be affected if at any time the Board or the Company’s stockholders make any change in the Executive’s status as Chairman of the Board or as a Director, and that any such change in status, in and of itself, will not constitute either a termination of the Executive’s employment as Chief Executive Officer hereunder or a Company Breach hereunder. Notwithstanding anything to the contrary in any other provision of this Agreement, if the Executive elects to continue serving as a Director after termination of his employment, then (a) the Company shall not make any payment of any amount payable under Section 4(a)(ii)(1)(B) or Section 4(b)(ii) until after the date of the Executive’s resignation as a Director (the “Resignation Date”), and (b) the Restriction Period shall be extended by the period of time from the date of the Executive’s termination of employment to the Resignation Date.

     9. Miscellaneous.

          (a) Integration; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements among the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by the Executive and the Company.

          (b) Assignment. The Company may assign this Agreement to any successor by operation of law or to any purchaser of all or substantially all of the assets of the Company. The Executive may not assign this Agreement or any right or interest therein, whether by operation of law or otherwise, without the prior written consent of the Company.

          (c) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

          (d) Waivers. The failure or delay of any party at any time to require performance by any other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a wavier of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

          (e) Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; and that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action.

          (f) Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and, subject to Section 9(b) above, assigns. Any provision of this Agreement which by its terms requires performance beyond the term of this Agreement shall survive the term of this Agreement in accordance with the terms of such provision.

          (g) Time is of the Essence. Time is of the essence for all purposes of this Agreement.

          (h) Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Such arbitration shall be conducted in the State of Minnesota by a sole arbitrator appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose. Nothing contained in this Section 9(h) shall be construed to preclude the Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement. Each party shall bear its own expenses for attorneys, experts, travel and other similar matters. Each party shall pay one-half of the arbitrator’s fees and expenses.

          (i) Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of Minnesota. Headings and titles herein are included solely for convenience and shall not affect the interpretation of this Agreement.

          (j) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to the Executive:

Bruce A. Henderson
Imation Corp.
One Imation Place
Oakdale, Minnesota 55128
Facsimile: (651) 704-4412

If to the Company:

Imation Corp.
One Imation Place
Oakdale, Minnesota 55128
Attn: General Counsel
Facsimile: (651) 704-4412

          Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the next business day following the day of transmission.

          (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same agreement.

          (l) No Strict Construction. The parties hereto confirm that they have each participated in the negotiation and preparation of this Agreement and that this Agreement represents the joint agreement and understanding of the parties. The language used in this Agreement has been mutually chosen by the parties hereto, and no rule of strict construction construing ambiguities against any party hereto shall be applied.

***************

     IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date first above written.

IMATION CORP.
By:	/s/ John L. Sullivan
	Name:	John L. Sullivan
	Title:	Senior Vice President, General Counsel and Assistant Secretary

/s/ Bruce A. Henderson
Bruce A. Henderson

EXHIBIT A

2000 Stock Incentive Plan
of Imation Corp.

Stock Option Agreement

     This STOCK OPTION AGREEMENT (the “Agreement”) effective as of May 13, 2004, is entered into between Imation Corp., a Delaware corporation (the “Company”) and Bruce A. Henderson an employee of the Company or a Subsidiary (the “Participant”), pursuant to and subject to the terms and conditions of the 2000 Stock Incentive Plan of the Company (the “Plan”). The purpose of this Agreement is to evidence the terms and conditions of a nonqualified stock option granted to the Participant under the Plan.

     Accordingly, for good and valuable consideration, the parties agree as follows:

     1. Grant of Non-qualified Option. Effective May 13, 2004 (the “Effective Date”), the Company granted to the Participant a non-qualified option to purchase all or any part of an aggregate of one hundred seventy-five thousand (175,000) shares of the Company’s Common Stock on the terms and conditions herein set forth (the “Option”).

     2. Purchase Price. The purchase price of the shares of Common Stock subject to the Option shall be [insert end of day market price on May 13, 2004] per share.

     3. Term of the Option. The term of the Option (the “Option Period”) shall be for a period of seven (7) years from the Effective Date, subject to earlier termination as provided in Section 7 hereof.

     4. Vesting of the Option. Subject to Section 7 hereof, the Option may be exercised at any time or from time to time, as to any part or all of the shares covered thereby in accordance with the following vesting schedule:

     (a) 100,000 shares of the Option may be exercised at any time on or after May 13, 2008, and prior to the end of the Option Period set forth in Section 3 hereof, if the Company achieves a ten percent (10%) or greater compounded average annual growth in operating income for the period beginning on January 1, 2004 and ending on December 31, 2007, as compared to the December 31, 2003 full fiscal year operating income; provided, however, if it is determined after December 31, 2007 that the Company did not achieve this objective, the Option to purchase 100,000 shares shall be deemed to have expired on December 31, 2007; and

     (b) 75,000 shares of the Option may be exercised at any time on or after February 14, 2011, and prior to the end of the Option Period set forth in Section 3 hereof, if the Company achieves a fifteen percent (15%) or greater compounded average annual growth in operating income for the period beginning on January 1, 2008 and ending on December 31, 2010, as compared to the December 31, 2007 full fiscal year operating income; provided, however, if it is determined after December 31, 2010 that the Company did not achieve this objective, the Option to purchase 75,000 shares shall be deemed to have expired on December 31, 2010.

The Committee shall make the determination whether the objective described in Section 4(a) or Section 4(b) was achieved. Such determination shall be made as promptly as practicable after the applicable December 31, shall be based on the Company’s audited financial statements for the applicable periods, and shall be final and conclusive with respect to the achievement of the objectives. For purposes of determining whether the operating income objective has been achieved under this Agreement, the Committee shall exclude the effect of expensing options.

All Options that are exercisable pursuant to the terms set forth in this Section 4 shall expire on May 13, 2011, if not exercised prior to that date.

     5. Limited Acceleration upon Certain Events.

          (a) In the event (i) the Company terminates the Participant’s employment with the Company and all its subsidiaries without Cause (defined below) during the Option Period, (ii) the Company terminates the Participant’s employment with the Company and all its subsidiaries during the Option Period and within one year after a Change of Control (defined below) for any reason other than for Cause, the Participant’s death or disability (as described in the Participant’s employment agreement with the Company dated May 13, 2004 (the “Employment Agreement”)), or (iii) the Participant terminates his employment with the Company and all its subsidiaries during the Option Period for Company Breach (defined below) (any of the termination events described in these Sections 5(a)(i), (ii) and (iii) being referred to herein as an “Acceleration Termination Event”), then a portion of the Option described in Section 4(a) or Section 4(b) (as applicable, determined based on the date of such Acceleration Termination Event) shall immediately vest and become exercisable (subject to the time periods for exercise set forth in other provisions of this Agreement), if (and only if) the Company had achieved the required level of growth in operating income for the applicable period ending on the December 31 immediately prior to the date of such Acceleration Termination Event, in accordance with Section 4(a) or Section 4(b), as applicable. Such Option shall accelerate (if at all) only in an amount equal to the number of shares of Common Stock determined by multiplying the maximum number of shares subject to such Option (either 100,000 shares or 75,000 shares, as applicable, determined based on the date of such Acceleration Termination Event) by the ratio of (i) the portion of the applicable measurement period set forth in Section 4(a) or 4(b) (expressed in full fiscal years) through the December 31 immediately prior to the date of such Acceleration Termination Event, divided by (ii) the total number of full fiscal years in the applicable measurement period set forth in Section 4(a) or 4(b).

          (b) If an Acceleration Termination Event occurs on or before December 31, 2007, then the Option described in Section 4(b) above shall immediately be forfeited, whether or not any portion of the Option described in Section 4(a) is accelerated under Section 5(a).

          (c) If an Acceleration Termination Event occurs on or after January 1, 2008 and on or before December 31, 2010, then no portion of any forfeited Option described in Section 4(a) above that did not vest in accordance with Section 4(a) in accordance with its terms shall be reinstated or accelerated, whether or not any portion of the Option described in Section 4(b) is accelerated under Section 5(a).

          (d) Except as specifically provided in Section 5(a) hereof, there shall not be any acceleration of vesting of the Option or any portion thereof. Without limiting the foregoing, a voluntary resignation or retirement by the Participant shall not be an Acceleration Termination Event.

     For the avoidance of doubt, the following are two examples of the limited acceleration described in this Section 5.

A.	If an Acceleration Termination Event occurred during July 2006, then the Option described in Section 4(a) would accelerate as to 50,000 shares, if (but only if) the Company had achieved a ten percent (10%) or greater compounded average annual growth in operating income for the two year period ended December 31, 2005, as compared to the December 31, 2003 full fiscal year operating income. (Note that this growth might be achieved even if the Company’s operating income grew at a rate less than ten percent (10%) in either such year, so long as the combined compounded growth in operating income for such two year period was at least ten percent (10%). The 50,000 shares that would accelerate under this example would be determined by multiplying 100,000 shares by the ratio of 2 (the number of full fiscal years elapsed under the applicable vesting provision (Section 4(a))), divided by 4 (the total number of full fiscal years in the period under the applicable vesting provision (Section 4(a))). The remaining 50,000 shares of the Option (100,000 shares minus 50,000 shares) would be forfeited upon the Participant’s termination. The Option provided for in Section 4(b) would be forfeited in full upon such termination. Exercise of such vested 50,000 share Option would be subject to the exercise provisions of this Agreement.

B.	As another example, if an Acceleration Termination Event occurred during May 2009, then the Option described in Section 4(b) would accelerate as to 25,000 shares, if (but only if) the Company had achieved a fifteen percent (15%) or greater compounded annual growth in operating income for the year ended December 31, 2008, as compared to the Company’s December 31, 2007 full fiscal year operating income. The 25,000 shares that would accelerate would be determined by multiplying 75,000 shares by the ratio of 1 (the number of full fiscal years elapsed under the applicable vesting provision (Section 4(b))), divided by 3 (the total number of full fiscal years in the period under the applicable vesting provision (Section 4(b))). The remaining 50,000 shares of the Option (75,000 shares minus 25,000 shares) would be forfeited upon the Participant’s termination. Acceleration of the 25,000 shares would not affect any portion of the Option that had been forfeited under Section 4(a) or any portion of the Option that had vested under Section 4(a), in either case as provided in Section 4(a). Exercise of such 25,000 share Option would be subject to the exercise provisions of this Agreement.

     6. Transferability. The Option may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or hypothecated (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions of the Plan or this Agreement, or the levy of any execution, attachment or similar process upon the Option shall constitute an immediate cancellation of the Option.

     7. Effect of Termination of Employment

          (a) In the event the Participant shall cease to be employed by the Company or a Subsidiary for any reason other than termination for Cause or death, or elects to accept Pre-Retirement Leave (“PRL”) in conjunction with a Company sponsored severance plan, the Participant may exercise the Option to the extent of (but only to the extent of) the number of vested shares the Participant was entitled to purchase under the Option on the date of such termination or commencement of PRL, and such exercise may be effected at any time within 90 days after such termination of employment or commencement of PRL (or within six months after such termination of employment or commencement of PRL if such termination or PRL is for any reason following a Change of Control) but not thereafter; provided, however, that the Option may not be exercised after the Option Period.

          (b) In the event the Participant shall cease to be employed by the Company or a Subsidiary upon termination for Cause, the Option shall be terminated as of the date of such termination. Termination for “Cause” shall mean termination of Participant’s employment with the Company or a Subsidiary for the following acts: (i) the Participant’s gross incompetence or substantial failure to perform his duties under the Employment Agreement, (ii) misconduct by the Participant that causes or is likely to cause harm to the Company or that causes or is likely to cause harm to the Company’s reputation, as determined by the Company’s Board of Directors in its sole and absolute discretion (such misconduct may include, without limitation, insobriety at the workplace during working hours or the use of illegal drugs), (iii) failure to follow directions of the Company’s Board of Directors that are consistent with the Participant’s duties under the Employment Agreement, (iv) the Participant’s conviction of, or entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude, or the entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter permanently prohibiting the Participant from participating in the conduct of the affairs of the Company or (v) any breach of the Employment Agreement by the Participant that is not remedied within 30 days after receipt of written notice from the Company specifying such breach in reasonable detail.

          (c) Notwithstanding the provisions of paragraph 7(a), and except as otherwise provided in paragraphs 7(b) and (d), if the participant retires pursuant to a pension plan maintained or funded by the Company, the Option, to the extent not previously exercised or forfeited, shall be exercisable to the extent of (but only to the extent of) the number of vested shares the Participant was entitled to purchase under the Option on the date of such retirement, and such exercise may be effected for three years after the date of such retirement, but not thereafter; provided, however, that the Option may not be exercised after the Option Period. If a Participant who has thus retired, dies prior to expiration of the term of the Option, the Option, to the extent not previously exercised or forfeited, may be exercised (but only to the extent exercisable in accordance with the vesting provisions hereof as of the date of the Participant’s retirement and only to the extent not exercised or forfeited as of the date of the Participant’s death) within two (2) years after the date of his or her death (but not more than seven (7) years from the Effective Date) by the Participant’s estate or by a person who acquired the right to exercise such Option by bequest or inheritance.

          (d) If the Participant dies or is deemed to suffer a disability (as described in the Employment Agreement) while employed by the Company or a Subsidiary, the Option, to the extent not previously exercised or forfeited, shall be exercisable to the extent of (but only to the extent of) the number of vested shares the Participant was entitled to purchase under the Option on the date of the Participant’s death or disability (as described in the Employment Agreement). In the event of death, such exercise may be effected by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance within two (2) years after the date of the Participant’s death, but before the Option Period expires. In the event of disability (as described in the Employment Agreement), such exercise may be effected by the Participant within two (2) years after the date of the Participant’s disability (as described in the Employment Agreement), but before the Option Period expires.

     8. Stock Dividends, Stock Splits, Recapitalization, Merger or Consolidation. If all or any portion of the Option shall be exercised subsequent to any stock dividend, stock split, recapitalization, merger or consolidation involving the Company or its Common Stock, the Committee shall make appropriate adjustment to the Option to give effect thereto on an equitable basis.

     9. Exercise of the Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by contacting the Company’s Stock Plan Administrator. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised and shall be signed by the Participant or such other person entitled to exercise the Option. Such notice shall be accompanied by payment of the full purchase price of such shares and applicable federal, state and local withholding taxes, if any. Payment of such purchase price and applicable withholding taxes, if any, may be made in whole or in part in shares of Common Stock. The value of any share of Common Stock delivered in payment of all or part of the purchase price upon the exercise of the Option shall be the last sale price of a share of Common Stock on the New York Stock Exchange on the date the Option shall be exercised. A Participant shall obtain no rights as a stockholder or any interest in shares of Common Stock subject to the Option until certificates for such shares are issued and delivered to the Participant and the Participant becomes the holder of record. In the event that the Option shall be exercised pursuant to paragraph 7(c) or 7(d) hereof by any person or persons other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

     10. Issuance of Shares. Upon exercise of all or any portion of the Option, the Company will cause to be delivered to the Participant a certificate representing the shares of Common Stock purchased. Notwithstanding anything to the contrary in this Agreement, the Company’s obligation to issue shares of Common Stock or to deliver certificates therefore shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, as amended, and (ii) the condition that such shares shall have been duly listed on the New York Stock Exchange.

     11. Definitions. Terms not defined in this Agreement shall have the meanings given to them in the Plan, and the following terms shall have the following meanings when used in this Agreement:

          (a) “Change of Control” means any of the following events:

          (i) The acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or a subsidiary of the Company, or any employee benefit plan of the Company or a subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of a majority of the Continuing Directors (as hereinafter defined); or

          (ii) Individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (generally the “Directors” and as of the Effective Date the “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose nomination for election was approved in advance by a vote of a majority of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director; or

          (iii) The approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of a majority of the Continuing Directors; or

          (iv) The first purchase under any tender offer or exchange offer (other than an offer by the Company or a subsidiary of the Company) pursuant to which Common Stock is purchased.

     (b) “Committee” means the Compensation Committee of the Board of Directors of the Company or such other committee of directors designated by the Board of Directors to administer the Plan.

     (c) “Common Stock” means the common stock of the Company, par value $.01 per share.

     (d) “Company Breach” means: (i) a change in the Participant’s duties or responsibilities with the Company (A) that represents a substantial reduction of the duties or responsibilities as in effect immediately prior thereto and (B) that is reasonably likely to subject the Participant to professional embarrassment or ridicule; (2) a change by the Board of Directors of the Company in the duties or responsibilities of other senior executive officers of the Company that has the effect of precluding the Participant from effectively performing his duties and responsibilities; (3) a material reduction in the Participant’s base compensation that is not substantially proportionate to any reduction in the base compensation of other senior executives of the Company; or (4) any material breach by the Company of any provision of the Employment Agreement that is not remedied within 30 days after receipt of written notice from the Participant specifying such breach in reasonable detail.

     (e) “Subsidiary” means a corporation more than 50% of the voting stock of which shall at the time be owned directly or indirectly by the Company.

     12. Governing Law. This Agreement has been entered into pursuant to and shall be governed by the laws of the State of Delaware.

     The Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of the Agreement. If there is a difference or conflict between the provisions of the Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing the Agreement, the Participant confirms that the Participant has received a copy of the Plan.

     The Company and the Participant have caused this Agreement to be signed and delivered as of the date set forth above.

IMATION CORP.
By:
Name:
Title:

PARTICIPANT: Bruce A. Henderson